Exhibit 10.3

EXECUTION VERSION

TAX ALLOCATION AGREEMENT dated as of August 4 2008 (this “Agreement”) among Kraft Foods Inc., a Virginia corporation (“Parent”), Cable Holdco, Inc., a newly organized Delaware corporation and direct wholly-owned Subsidiary of KFG (“Splitco”) and Ralcorp Holdings, Inc., a Missouri corporation (“RMT Partner”, collectively, the “Companies”).  Capitalized terms used in this Agreement are defined in Article I below or in the RMT Transaction Agreement.

WHEREAS, as of the date of this Agreement, Parent is the common parent of an Affiliated Group of corporations, including KFG and Splitco, which has elected to file consolidated U.S. Federal income Tax Returns;

WHEREAS, the Companies have entered into the RMT Transaction Agreement, which sets forth the corporate transactions pursuant to which:

A.
at the time of, or prior to, the RMT Debt Incurrence, pursuant to the Newco Contribution, KFG shall transfer, or cause to be transferred, the U.S. Acquired Assets (excluding the Modesto Facility) and cash as set forth in the RMT Transaction Agreement to Newco in exchange for the assumption by Newco of the U.S. Assumed Liabilities (other than the RMT Debt) and, pursuant to the Modesto Purchase, Parent shall cause the Modesto Facility to be transferred to Newco in exchange for a cash payment and certain other consideration;

B.	immediately prior to the Splitco Contribution, KFG shall incur the RMT Debt and receive the RMT Debt Proceeds pursuant to the RMT Debt Incurrence;

C.
following the RMT Debt Incurrence, pursuant to the Splitco Contribution, Parent will cause KFG to contribute the limited liability company interests in Newco to Splitco in exchange for (i) the issuance by Splitco to KFG of the Splitco Securities, (ii) the issuance by Splitco to KFG of a certain number of shares of Splitco Common Stock pursuant to the Splitco Share Issuance and (iii) the assumption by Splitco of the RMT Debt;

D.
immediately following the Splitco Contribution, the Splitco Share Issuance and the issuance of Splitco Securities, and prior to the Distribution, KFG shall distribute all the issued and outstanding shares of Splitco Common Stock held by KFG to Parent pursuant to the Internal Spin;

E.
immediately following the Internal Spin, KFG shall consummate the Internal Debt Repayment by transferring the RMT Debt Proceeds to Parent in exchange for the retirement of outstanding intercompany debt;

F.
immediately following the Internal Debt Repayment, KFG may consummate the Internal Debt Exchange by transferring the Splitco Securities to Parent in exchange for the retirement of outstanding intercompany debt;

G.
following the Internal Spin, the Internal Debt Repayment and the Internal Debt Exchange, if applicable, and on the Distribution Date, Parent shall consummate the Distribution of the Splitco Common Stock to Eligible Parent Stockholders;

H.
immediately following the Distribution, pursuant to the Splitco Merger, Splitco shall merge with and into Merger Sub, whereby each issued share of Splitco Common Stock shall be converted into the right to receive one fully paid and nonassessable share of RMT Partner Common Stock;

I.	immediately following the Splitco Merger, pursuant to the Short Form Merger, the Splitco Merger Surviving Company shall merge with and into RMT Partner;

J.
immediately following the Short Form Merger, pursuant to the Non-U.S. Transfers, Parent shall cause the Non-U.S. Transferors to sell and transfer the Non-U.S. Acquired Assets to the Non-U.S. Transferees, in exchange for the irrevocable assumption by the Non-U.S. Transferees of the Non-U.S. Assumed Liabilities and certain other consideration; and

K.	on or following the Distribution Date, Parent may cause the External Debt Exchange to be effected;

WHEREAS, the parties intend the Proposed Transactions to qualify for the Intended Tax-Free Treatment;

WHEREAS, as a result of the Distribution, Splitco and its Subsidiaries will cease to be members of the Parent Group;

WHEREAS, the Companies desire to allocate among the Companies the Tax responsibilities, liabilities and benefits of transactions arising prior to, as a result of, and subsequent to the Proposed Transactions, and to provide for and agree upon other matters relating to Taxes; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Companies (each on behalf of itself, each of its Affiliates, and its future Affiliates) hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01  Definition of Terms.  The following terms shall have the following meanings (such meanings to apply equally to both the singular and the plural forms of the terms defined).  All section and Exhibit references are to this Agreement unless otherwise stated.

“Acquired Assets” has the meaning set forth in the RMT Transaction Agreement.

“Active Trade or Business” means the active conduct by Splitco of the businesses conducted by the members of the Splitco Group as of the Distribution (determined in accordance with Code Section 355(b)).

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as that term is defined in Section 1504(a) of the Code.

“Agreement” has the meaning set forth in the preamble.

“Business Employees” has the meaning set forth in the RMT Transaction Agreement.

“Closing Date” has the meaning set forth in the RMT Transaction Agreement.

“Code” has the meaning set forth in the RMT Transaction Agreement.

“Collateral Agreements” has the meaning set forth in the RMT Transaction Agreement.

“Companies” has the meaning set forth in the preamble.

“Consolidated or Combined State Income Tax” means any State Income Tax computed on a consolidated, combined or unitary basis.

“Consolidated or Combined State Income Tax Return” means any Tax Return relating to Consolidated or Combined State Income Tax.

“Contribution” has the meaning set forth in the RMT Transaction Agreement.

“Distribution” has the meaning set forth in the RMT Transaction Agreement.

“Distribution Date” has the meaning set forth in the RMT Transaction Agreement.

“Eligible Parent Stockholders” has the meaning set forth in the RMT Transaction Agreement.

“Employee Equity Grants” has the meaning set forth in Section 4.01(c)(i).

“External Debt Exchange” has the meaning set forth in the RMT Transaction Agreement.

“Federal Consolidated Return” means any U.S. Federal Tax Return for an Affiliated Group.

“Final Determination” means the final resolution of liability for any Tax for any taxable period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or a comparable arrangement under the laws of another jurisdiction; (iii) any allowance of a refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such amount may be recovered by the Taxing Authority imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Group” means the Parent Group or the Splitco Group, or both, as the context requires.

“Indemnitee” has the meaning set forth in Section 5.01.

“Indemnifying Party” has the meaning set forth in Section 5.01.

“Intended Tax-Free Treatment” has the meaning set forth in the RMT Transaction Agreement.

“Internal Debt Exchange” has the meaning set forth in the RMT Transaction Agreement.

“Internal Debt Repayment” has the meaning set forth in the RMT Transaction Agreement.

“Internal Spin” has the meaning set forth in the RMT Transaction Agreement.

“IRS” means the U.S. Internal Revenue Service.

“IRS Ruling” has the meaning set forth in the RMT Transaction Agreement.

“KFG” has the meaning set forth in the RMT Transaction Agreement.

“Merger Sub” has the meaning set forth in the RMT Transaction Agreement.

“Mergers” has the meaning set forth in the RMT Transaction Agreement.

“Modesto Facility” has the meaning set forth in the RMT Transaction Agreement.

“Modesto Purchase” has the meaning set forth in the RMT Transaction Agreement.

“Newco” has the meaning set forth in the RMT Transaction Agreement.

“Newco Contribution” has the meaning set forth in the RMT Transaction Agreement.

“Non-U.S. Acquired Assets” has the meaning set forth in the RMT Transaction Agreement.

“Non-U.S. Assumed Liabilities” has the meaning set forth in the RMT Transaction Agreement.

“Non-U.S. Transfer” has the meaning set forth in the RMT Transaction Agreement.

“Non-U.S. Transferees” has the meaning set forth in the RMT Transaction Agreement.

“Non-U.S. Transferors” has the meaning set forth in the RMT Transaction Agreement.

“Parent” has the meaning set forth in the preamble.

“Parent Deferred Stock Awards” has the meaning set forth in the RMT Transaction Agreement.

“Parent Group” means the Affiliated Group of which Parent is the common parent.  The Parent Group shall include Splitco and other members of the Splitco Group only for taxable periods ending on or before the Distribution Date.

“Parent Group Federal Consolidated Return” means any Federal Consolidated Return for the Parent Group.

“Past Practices” has the meaning set forth in Section 3.03(a).

“Planned Acquisitions” has the meaning set forth in Section 4.02(c)(ii).

“Post-Distribution Period” means any taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” means any taxable period (or portion thereof) ending on or before the Distribution Date.

“Prohibited Act” has the meaning set forth in Section 4.02(c).

“Property Taxes” means real, personal and intangible property Taxes.

“Proposed Transactions” has the meaning set forth in the RMT Transaction Agreement.

“Recoverable Taxes” has the meaning set forth in Section 2.03.

“Related Persons” has the meaning set forth in Section 4.01(d)(iii).

“Responsible Party” means, with respect to any Tax Return, the party having responsibility for preparing and filing such Tax Return under this Agreement.

“Restricted Period” means the two-year period commencing on the day following the Distribution Date.

“RMT Debt” has the meaning set forth in the RMT Transaction Agreement.

“RMT Debt Incurrence” has the meaning set forth in the RMT Transaction Agreement.

“RMT Debt Proceeds” has the meaning set forth in the RMT Transaction Agreement.

“RMT Partner” has the meaning set forth in the preamble.

“RMT Partner Canada” has the meaning set forth in the RMT Transaction Agreement.

“RMT Partner Common Stock” has the meaning set forth in the RMT Transaction Agreement.

“RMT Transaction Agreement” means the RMT Transaction Agreement, as amended from time to time, by and among Parent, Splitco, RMT Partner and Merger Sub, dated as of November 15, 2007.

“Ruling” means all private letter rulings (including the IRS Ruling) granted by the IRS relating to the Proposed Transactions (whether granted prior to, on or after the date hereof), requests for such rulings, including all supplemental ruling requests and information submissions, and any exhibit to any of the foregoing.

“Short Form Merger” has the meaning set forth in the RMT Transaction Agreement.

“Spin-off” has the meaning set forth in the RMT Transaction Agreement.

“Splitco” has the meaning set forth in the preamble.

“Splitco Capital Stock” means (i) all classes of stock of Splitco, Merger Sub or RMT Partner, as the case may be, including common stock and all other instruments treated as equity in Splitco, Merger Sub or RMT Partner, as the case may be, for U.S. Federal income tax purposes and (ii) all options, warrants and other rights to acquire such stock.  If Splitco, Merger Sub or RMT Partner merges into another entity or consolidates with another entity to form a new entity, Splitco Capital Stock shall refer to the capital stock of such new entity.

“Splitco Carryback” means any net operating loss, net capital loss, excess Tax credit or other similar Tax item of any member of the Splitco Group that may or must be carried from one taxable period to a prior taxable period under applicable tax law.

“Splitco Common Stock” has the meaning set forth in the RMT Transaction Agreement.

“Splitco Contribution” has the meaning set forth in the RMT Transaction Agreement.

“Splitco Group” means Splitco and each entity that is a Subsidiary of Splitco on the Distribution Date.

“Splitco Merger” has the meaning set forth in the RMT Transaction Agreement.

“Splitco Merger Surviving Company” has the meaning set forth in the RMT Transaction Agreement.

“Splitco Securities” has the meaning set forth in the RMT Transaction Agreement.

“Splitco Share Issuance” has the meaning set forth in the RMT Transaction Agreement.

“Split-off” has the meaning set forth in the RMT Transaction Agreement.

“State Income Tax” means any Tax imposed by any state of the United States or by any political subdivision of any such state which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income.

“Straddle Period” means any taxable period that begins on or before and ends after the Distribution Date.

“Subsidiary” of any person means, at any date, any corporation, partnership, joint venture or other entity of which the applicable person owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests.

“Supplemental Ruling” means a Ruling to the effect that a Prohibited Act would not adversely affect any of the conclusions with respect to the Intended Tax-Free Treatment set forth in the original Ruling.

“Supplemental Tax Opinion” means a tax opinion to the effect that a Prohibited Act would not adversely affect any of the conclusions with respect to the Intended Tax-Free Treatment set forth in any Ruling or any other Tax Opinion (including any other Supplemental Tax Opinion or Supplemental Ruling).

“TAA Dispute” means any dispute arising in connection with this Agreement.

“Tax Representations” has the meaning set forth in the RMT Transaction Agreement.

“Taxes” means any tax, wherever created or imposed, and whether of the United States or elsewhere, and whether imposed by a Taxing Authority or by contract, and, without limiting the generality of the foregoing, shall include income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, unemployment insurance, social security, stamp, environmental, value added, alternative or added minimum, ad valorem, trade, recording, withholding, occupation or transfer tax, custom or duty or other like governmental assessment or charge of any kind whatsoever, together with any related interest, penalties and additions imposed by any Taxing Authority or by contract.

“Tax Advisor” means a U.S. tax counsel of recognized national standing reasonably acceptable to both parties.

“Tax Benefit” means any item of loss, deduction, credit, refund or any other Tax Item that decreases Taxes paid or payable.  Tax Benefits are to be determined using the assumption that each party pays Federal, state, local and foreign Tax at the highest applicable marginal corporate Tax rate and can fully utilize any available Tax Benefits.

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of determining or redetermining Taxes.

“Tax Detriment” means any item of income, gain, recapture of credit or any other Tax Item that increases Taxes paid or payable.

“Tax Item” means, with respect to any income Tax, any item of income, gain, loss, deduction and credit.

“Tax Loss” means the increase in Tax paid or payable to the relevant Taxing Authority (or, without duplication, the reduction in any Tax Benefit) attributable to a Tax Detriment.

“Tax Opinion” means the opinions of Tax Advisors relating to the Proposed Transactions, including those issued at the time of the Distribution.

“Tax Return” or “Return” means any return, filing, report, questionnaire, information statement, claim for refund, or other document required or permitted to be filed, including any amendments that may be filed, for any taxable period with any Taxing Authority.

“Taxing Authority” means any governmental authority imposing Taxes.

“Transaction Taxes” means all (i) Taxes of any member of the Parent Group or the Splitco Group resulting from, or arising in connection with, the failure of the Proposed Transactions to have the Intended Tax-Free Treatment, (ii) Taxes of the type described in clause (i) of any third party for which any member of the Parent Group or the Splitco Group is or becomes liable, and (iii) reasonable out of pocket legal, accounting and other advisory and court fees in connection with liability for Taxes described in clauses (i) or (ii).  For the avoidance of doubt, “Transaction Taxes” does not include Transfer Taxes.

“Transfer Tax Return” means any Tax Return for Transfer Taxes.

“Transfer Taxes” has the meaning set forth in Section 2.03.

“U.S. Acquired Assets” has the meaning set forth in the RMT Transaction Agreement.

“U.S. Assumed Liabilities” has the meaning set forth in the RMT Transaction Agreement.

“Worksheet” has the meaning set forth in Section 4.01(c)(i).

ARTICLE II

Payment of Taxes

SECTION 2.01  Pre-Distribution/Post-Distribution Taxes.  (a) Except as provided in Sections 2.01(f), 2.02 and 2.03, Parent shall indemnify and hold harmless RMT Partner, Splitco and each member of the Splitco Group from and against (i) all Taxes of the Parent Group (including, for all Pre-Distribution Periods, each member of the Splitco Group and the portion of any Taxes for a Straddle Period that are allocated to the Pre-Distribution Period pursuant to Section 2.01(c) below) and (ii) all Taxes of any affiliated, consolidated, combined or unitary group of which Splitco or any member of Splitco Group was a member before the Distribution Date, including pursuant to Treas. Reg. 1.1502-6 or analogous or similar state, local or foreign law or regulation.

(b)  Except as provided in Sections 2.01(a), 2.01(e), 2.02 and 2.03, RMT Partner and Splitco shall indemnify and hold harmless Parent and each member of the Parent Group from and against (i) all Taxes of the Splitco Group for any Post-Distribution Period (including the portion of any Taxes for a Straddle Period that are allocated to the Post-Distribution Period pursuant to Section 2.01(c) below) and (ii) any Tax Losses that result from the failure by RMT Partner, Splitco or any member of the Splitco Group to use a consistent position as provided in Section 3.03 (without regard to whether Parent’s written consent was obtained).  For the avoidance of doubt, RMT Partner and Splitco shall have no obligation to indemnify and hold harmless Parent or any member of the Parent Group pursuant to this Section 2.01(b) with respect to any Taxes arising from any action by RMT Partner or Splitco expressly required by the RMT Transaction Agreement.

(c)  In the case of any Straddle Period (i) Property Taxes and related exemptions, allowances or deductions that are calculated on an annualized basis shall be apportioned between the Pre-Distribution Period and the Post-Distribution Period on a daily pro-rata basis and (ii) all other Taxes and related items shall be apportioned between the Pre-Distribution Period and the Post-Distribution Period on a closing of the books basis as of the close of business on the Distribution Date.

(d)  The amount or economic benefit of any Tax Benefit of any member of the Splitco Group (i) arising in any Pre-Distribution Period shall be for the account of the Parent Group, (ii) arising in any Post-Distribution Period shall be for the account of the Splitco Group and (iii) arising in any Straddle Period shall be apportioned between the Pre-Distribution Period and the Post-Distribution Period pursuant to the principles set forth in Section 2.01(c) above.  For the avoidance of doubt, the amount or economic benefit of any deductions with respect to the exercise of Parent stock options or other stock awards held by the Business Employees as of the Distribution Date shall be treated as arising in the Pre-Distribution Period, regardless of the date on which such stock options or other awards are exercised, and such treatment shall not result in a Tax indemnification obligation of RMT Partner or Splitco.  Any wage or payroll withholding Taxes attributable to the exercise or vesting of Parent’s stock options or other stock awards shall be the sole responsibility of Parent.

(e)  Other Income Taxes.  For the avoidance of doubt, any Tax Item resulting from Splitco ceasing to be a member of the Parent Group (including any Tax Items required to be taken into account by the Parent Group under Treas. Reg. §§ 1.1502-13 and 1.1502-19) shall be treated as arising in the Pre-Distribution Period.

(f)  Except as provided in Sections 2.01(e) (Other Income Taxes), 2.02 (Transaction Taxes) and 2.03 (Transfer Taxes), which Taxes, for the avoidance of doubt, are provided for exclusively in such sections, RMT Partner and Splitco shall indemnify and hold harmless Parent and each member of the Parent Group from and against Taxes of Parent or any member of the Parent Group imposed as a result of actions taken by, or at the direction of, RMT Partner or the Splitco Group on the Distribution Date but following the Distribution, other than actions by RMT Partner and Splitco expressly required by the RMT Transaction Agreement.

SECTION 2.02  Transaction Taxes.  (a) Parent shall indemnify and hold harmless RMT Partner, Splitco and each member of the Splitco Group from and against any Transaction Taxes other than those described in Section 2.02(b).  For the avoidance of doubt, Parent shall indemnify and hold harmless RMT Partner, Splitco and each member of the Splitco Group from and against (i) any Transaction Taxes attributable to the distribution by Parent of Splitco Common Stock to holders of Parent Deferred Stock Awards and (ii) any Transaction Taxes in connection with the Merger that are directly attributable to any actions undertaken pursuant to and described in the “Accounting Cut-Off Matters” and “Inventory” sections of the letter agreement entitled “Re: Allocation Agreement”, dated August 4, 2008, between Parent and RMT Partner.

(b)  RMT Partner and Splitco shall indemnify and hold harmless Parent and each member of the Parent Group from and against any Transaction Taxes that are attributable to:

(i)  other than Transaction Taxes attributable to actions by RMT Partner and Splitco expressly required by the RMT Transaction Agreement:

(A)  any inaccurate representation made in Sections 4.01(b), 4.01(c) or 4.01(d);

(B)  any inaccurate statement of fact or inaccurate Tax Representation (or omission to state a material fact, the omission of which causes the facts stated or Tax Representations made not to be complete and accurate in all material respects) made by RMT Partner in a letter or certificate that forms the basis for any Tax Opinion or Ruling;

(C)  any action or failure to take action by RMT Partner, the Splitco Group (taken at the direction of RMT Partner) or any of their Affiliates, after the date of the RMT Transaction Agreement until the Distribution Date, that violates the covenants made by RMT Partner or Splitco set forth in this Agreement; or

(D)  any other action or failure to take action (including Prohibited Acts) by RMT Partner, the Splitco Group or any of their Affiliates after the Distribution Date that violates the covenants made by RMT Partner or Splitco set forth in this Agreement.

(ii)  the failure of the Mergers to qualify for the Intended Tax-Free Treatment, except where such failure is a result of a breach of a Tax Representation or covenant by Parent; provided, however, (A) RMT Partner and Splitco shall have no liability under this Section 2.02(b)(ii) with respect to or as a result of any deemed sale of Splitco Common Stock attributable to such stock being treated for Federal income tax purposes as not having been distributed to the stockholders of Parent or any resulting failure by Parent to distribute an amount of Splitco Common Stock constituting “control” of Splitco within the meaning of Section 368(c) of the Code, and (B) RMT Partner and Splitco shall have no liability under this Section 2.02(b)(ii) with respect to the failure of the Splitco Merger to qualify for the Intended Tax-Free Treatment if Splitco is the surviving entity in the Splitco Merger.

For the avoidance of doubt, Parent's right to be indemnified and held harmless under this Section 2.02(b) shall be determined without regard to whether a written waiver from Parent, a Supplemental Ruling or a Supplemental Opinion was obtained under Sections 4.02(d) or 4.02(f).

(c)  The party responsible for any Transaction Taxes under Sections 2.02(a) or 2.02(b), as the case may be, shall be entitled to the economic benefit of any Tax Benefits of such Transaction Taxes.

SECTION 2.03  Transfer Taxes.  RMT Partner and Splitco shall be liable and shall indemnify Parent and each member of the Parent Group for any value-added, sales or other Taxes incurred in connection with the Non-U.S. Transfers or the Proposed Transactions (including transactions undertaken before the Contribution for the purpose of facilitating the Proposed Transactions) that would be recoverable (whether or not actually recovered) by RMT Partner, RMT Partner Canada or any member of the Splitco Group under applicable laws (including Canadian federal goods and services tax (“GST”), harmonized sales tax (“HST”), Quebec sales tax (“QST”) and Canadian Provincial sales tax (“PST”)) (“Recoverable Taxes”).  All other stamp, sales, use, gross receipts, value-added, real estate transfer or other transfer Taxes incurred in connection with the Non-U.S. Transfers or the Proposed Transactions (including transactions undertaken before the Contribution for the purpose of facilitating the Proposed Transactions) (such Taxes, together with any interest, penalties or additions to such Taxes, “Transfer Taxes”) shall be shared equally by Parent, on the one hand, and RMT Partner and Splitco, on the other hand.  For the avoidance of doubt, Transfer Taxes shall not include Taxes on or measured by net income.

ARTICLE III

Preparation and Filing of Tax Returns

SECTION 3.01  Parent Responsibility.  Except as provided in Section 3.04, Parent shall make all determinations with respect to, have ultimate control over the preparation of, and file (i) all Parent Group Federal Consolidated Returns for all taxable periods, (ii) all Consolidated or Combined State Income Tax Returns for any taxable period that includes one or more members of the Parent Group for all Pre-Distribution Periods, (iii) all other Returns with respect to the Acquired Assets for all Pre-Distribution Periods and (iv) all Transfer Tax Returns.

SECTION 3.02  Splitco Responsibility.  Except as provided in Sections 3.01, 3.04 and 3.05, RMT Partner and Splitco shall make all determinations with respect to, have ultimate control over the preparation of, and file (i) all Returns for all taxable periods that include one or more members of the Splitco Group, (ii) subject to Section 3.03, all Returns for all Straddle Periods that include one or more members of the Splitco Group (“Straddle Period Return”) and (iii) any Returns for Recoverable Taxes.

SECTION 3.03  Tax Accounting Practices.  (a) Except as provided in Section 3.03(b), any Tax Return for any Pre-Distribution Period or any Straddle Period, and any Tax Return for any Post-Distribution Period to the extent Tax Items reported on such Tax Return may reasonably affect Tax Items reported on any Tax Return for any Pre-Distribution Period or any Straddle Period, in each case to the extent relating to the Acquired Assets, shall be prepared in a manner not inconsistent with practices, accounting methods, elections and conventions used with respect to such Tax Return, or with respect to the Acquired Assets, for periods prior to the Distribution (“Past Practices”), and, in the case of any item the treatment of which is not addressed by Past Practices, in accordance with generally acceptable tax accounting practices.  Notwithstanding the foregoing, for any Tax Return described in the preceding sentence, RMT Partner and Splitco may take a position inconsistent with such Past Practices with the written consent of Parent (not to be unreasonably withheld) subject to Section 2.01(b).

(b)  The parties shall report the Proposed Transactions for all tax purposes in a manner consistent with the factual statements, representations and conclusions with respect to matters of law set forth in the Tax Opinions and Rulings (including any Supplemental Tax Opinion or Supplemental Ruling), unless, and then only to the extent, an alternative position is required pursuant to a Final Determination.

SECTION 3.04  Right to Review Tax Returns.  The Responsible Party with respect to any Tax Return shall make such Tax Return or portions thereof and related workpapers available for review upon request by the other party and shall consider the reasonable comments made by such other party to the extent (i) such Tax Return relates to Taxes for which the requesting party may be liable or (ii) such Tax Return relates to Taxes for which the requesting party may be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return.  The parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns.

SECTION 3.05  Amended Returns.  Except with the written consent of Parent (not to be unreasonably withheld) and except as provided in Section 3.06, neither RMT Partner nor Splitco shall amend any Tax Return described in Section 3.01, unless required by law.

SECTION 3.06  Splitco Waivers of Carrybacks.  To the extent permissible by the applicable tax law, Splitco shall cause each member of the Splitco Group to waive the right to claim any Splitco Carryback to any Pre-Distribution Period with respect to any Federal Consolidated Return or Consolidated or Combined State Income Tax Return.

ARTICLE IV

Representations and Covenants

SECTION 4.01  Representations.  (a) As of the Distribution Date, Parent represents that (i) it knows of no fact (other than the facts disclosed in any Ruling request submitted prior to the date hereof), reason or circumstance that may cause the Proposed Transactions to fail to have the Intended Tax-Free Treatment and (ii) it has no plan or intention to take any action inconsistent with the factual statements or Tax Representations in the Tax Opinions or Ruling, any letter or certificate that forms the basis therefor or the covenants set forth in this Agreement.

(b)  As of the Distribution Date, RMT Partner represents that (i) it knows of no fact (other than facts disclosed in any Ruling request submitted prior to the date hereof), reason or circumstance that may cause the Proposed Transactions to fail to have the Intended Tax-Free Treatment and (ii) it has no plan or intention to take any action inconsistent with the factual statements or Tax Representations in the Tax Opinions or Ruling, any letter or certificate that forms the basis therefor or the covenants set forth in this Agreement.

(c)  As of the date of the RMT Transaction Agreement, RMT Partner represents:

(i)  The “Outstanding” column of the RMT Partner Share Count Worksheet (the “Worksheet”) attached hereto as Exhibit A identifies the number of shares of all classes of RMT Partner's capital stock (A) outstanding as of the date of the RMT Transaction Agreement and not subject to a risk of forfeiture (labeled “Outstanding Common Stock” in the Worksheet), (B) outstanding as of the date of the RMT Transaction Agreement and subject to a risk of forfeiture (labeled “Restricted Stock” in the Worksheet), (C) issuable by RMT Partner upon the exercise of options outstanding as of the date of the RMT Transaction Agreement (assuming such options are exercised by payment of the exercise price and not through “cashless exercise”) (labeled “Options” in the Worksheet), (D) issuable pursuant to deferred compensation plans as of the date of the RMT Transaction Agreement (labeled “Stock Issuable Pursuant to Deferred Compensation Plans” in the Worksheet) and (E) underlying stock appreciation rights (labeled “Stock Appreciation Rights” in the worksheet) outstanding as of the date of the RMT Transaction Agreement (the items in clauses (B) through (E), together with clauses (B) through (E) of subparagraph (ii) below, “Employee Equity Grants”). The Worksheet is true, correct and complete in all material respects;

(ii)  The “Maximum Additional Pre-Closing Under Sec. 11.1(c) of RMT Agr” column of the Worksheet identifies the maximum number of shares of all classes of RMT Partner’s capital stock (A) issuable after the date of the RMT Transaction Agreement but before Closing that are not subject to a risk of forfeiture, (B) issuable after the date of the RMT Transaction Agreement but before Closing that are subject to a risk of forfeiture, (C) issuable by RMT Partner upon the exercise of Options that may be granted after the date of the RMT Transaction Agreement but before Closing, (D) issuable pursuant to deferred compensation plans granted after the date of the RMT Transaction Agreement but before Closing and (E) underlying stock appreciation rights that may be granted after the date of the RMT Transaction Agreement but before Closing; and

(iii)  Except as provided in subparagraphs (i) and (ii) above, there exist no other rights, contracts, grants or obligations of RMT Partner that may result in the issuance of shares of any class of capital stock of RMT Partner.

(d)  As of the Distribution Date, RMT Partner represents:

(i)  From the date of the RMT Transaction Agreement through the Distribution Date, RMT Partner has issued no capital stock of RMT Partner other than capital stock of RMT Partner issued pursuant to an Employee Equity Grant;

(ii)  Except for the Employee Equity Grants that are outstanding as of the Distribution Date, there exist no other rights, contracts, grants or obligations of RMT Partner that may result in the issuance of shares of any class of capital stock of RMT Partner; and

(iii)  All Employee Equity Grants that have been granted or issued on or before the Distribution Date (A) have been granted to an employee, director or independent contractor of RMT Partner or of a “related person” (within the meaning of Treasury Regulation Section 1.355-7 (d)(8)) of RMT Partner (a “Related Person”)) and the capital stock of RMT Partner issuable pursuant to such Employee Equity Grants has been, or will be, issued to an employee, director or independent contractor (or, in each case, to a successor thereto) of RMT Partner or of a Related Person in connection with such person’s performance of services as an employee, director or independent contractor of RMT Partner or of a Related Person, (B) have not been granted and the capital stock of RMT Partner issuable pursuant to such Employee Equity Grants has not been, or will not be, issued, to a “controlling shareholder”, a “ten-percent shareholder” or a “coordinating group” (each within the meaning of Treasury Regulation Section 1.355-7(h)) of RMT Partner or of a Related Person, (C) are not, or will not be, excessive by reference to the services performed or to be performed (determined at the time such Employee Equity Grants were granted and, if applicable, at the time agreements governing such Employee Equity Grants were amended) and (D) are, or will be, (or the capital stock of RMT Partner issued or issuable pursuant to such Employee Equity Grants was, or will be) subject to Section 83 of the Code

SECTION 4.02  Covenants.  (a) Parent shall not take or fail to take, or permit any of its Affiliates to take or fail to take, any action where that action or failure to take action (i) violates or causes to be untrue any covenant, Tax Representation or statement made by Parent in the Tax Opinions or Ruling (including any Supplemental Tax Opinion or Supplemental Ruling), or a letter or certificate that forms the basis therefor or (ii) causes the Proposed Transactions to fail to qualify for the Intended Tax-Free Treatment.

(b)  RMT Partner and Splitco shall not take or fail to take, or permit any of their Affiliates to take or fail to take, any action where that action or failure to take action (i) violates or causes to be untrue any covenant, Tax Representation or statement made by RMT Partner or Splitco in the Tax Opinions or Ruling (including any Supplemental Tax Opinion or Supplemental Ruling), or a letter or certificate that forms the basis therefor, (ii) causes the Proposed Transactions to fail to qualify for the Intended Tax-Free Treatment or (iii) is reasonably likely to adversely affect the treatment of the Splitco Securities as “securities” for U.S. Federal income tax purposes (including the prepayment or defeasance of the Splitco Securities).

(c)  During the Restricted Period, RMT Partner and Splitco shall not, and shall not permit any of their Affiliates to, in a single transaction or in a series of transactions (such actions described below, together with the actions described in Section 4.02(b), “Prohibited Acts”), except as provided in paragraph (d) of this Section 4.02:

(i)  merge or consolidate Splitco, Merger Sub or RMT Partner with any other person (other than pursuant to the Mergers);

(ii)  adopt, modify or amend any employee stock purchase agreement or equity compensation plan or enter into any negotiations, agreements, understandings or arrangements as determined for purposes of Code Section 355(e) in connection with transactions or events that may alone or in the aggregate result in one or more persons acquiring directly or indirectly any interest in Splitco Capital Stock (“Planned Acquisitions”) or issue any stock (or any instrument convertible or exchangeable into stock), other than pursuant to Employee Equity Grants, that in the aggregate, together with all Planned Acquisitions, represent a 2% or greater interest (by vote or value) of Splitco or RMT Partner, as measured on a cumulative basis from the Distribution Date; provided that for purposes of this clause (ii), whether a 2% or greater ownership change is or would be involved in one or more transactions shall be determined under multiple methods that reflect the differing number of shares of Splitco Capital Stock outstanding at various times (e.g., on the Distribution Date, immediately prior to each transaction, etc.) and the method chosen shall be the one that results in the largest potential ownership change;

(iii)  liquidate or partially liquidate Splitco, Merger Sub or RMT Partner (other than in the case of Splitco and Merger Sub pursuant to the Mergers);

(iv)  cause or permit RMT Partner, Splitco or Merger Sub, as applicable, to cease to engage in the Active Trade or Business;

(v)  sell or transfer all or substantially all of the Acquired Assets;

(vi)  redeem or otherwise repurchase any shares of RMT Partner in a manner contrary to the requirements of Revenue Procedure 96-30 (except as provided in the IRS Ruling) or in any other manner contrary to the Tax Representations made by Splitco or RMT Partner for the Tax Opinions or Ruling (including any Supplemental Tax Opinion or Supplemental Ruling); or

(vii)  amend its certificate of incorporation (or other organizational documents), or take any other action, affecting the relative voting rights of the separate classes of Splitco Capital Stock; provided, however, that RMT Partner’s adoption of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11 shall be deemed a Prohibited Act for which Parent has given its prior written consent pursuant to Section 4.02(d).

(d)  Notwithstanding paragraph (c), RMT Partner, Splitco or Merger Sub may, or may permit an Affiliate to, engage in a Prohibited Act (i) within the first year following the Distribution Date, if it receives the prior written consent of Parent, not to be unreasonably withheld or delayed, or provides Parent with a Supplemental Ruling and (ii) for the remainder of the Restricted Period, if it receives the prior written consent of Parent, not to be unreasonably withheld or delayed, or provides Parent with a Supplemental Ruling or a Supplemental Tax Opinion.

(e)  All Employee Equity Grants that will be granted or issued on or after the Distribution Date (A) will be granted to an employee, director or independent contractor of RMT Partner or of a Related Person and the capital stock of RMT Partner issuable pursuant to such Employee Equity Grants will be issued to an employee, director or independent contractor (or, in each case, to a successor thereto) of RMT Partner or of a Related Person in connection with such person’s performance of services as an employee, director or independent contractor of RMT Partner or of a Related Person, (B) will not be granted and the capital stock of RMT Partner issuable pursuant to such Employee Equity Grants will not be issued, to a “controlling shareholder”, a “ten-percent shareholder” or a “coordinating group” (each within the meaning of Treasury Regulation Section 1.355-7(h)) of RMT Partner or of a Related Person, (C) will not be excessive by reference to the services performed or to be performed (determined at the time such Employee Equity Grants were first made and, if applicable, at the time agreements governing such Employee Equity Grants were amended) and (D) will be (or the capital stock of RMT Partner issuable pursuant to such Employee Equity Grants will be) subject to Section 83 of the Code.

(f)  (a) Parent hereby consents to issuances of capital stock of RMT Partner pursuant to the Employee Equity Grants described in Section 4.01(d)(iii) and Section 4.02(e).

(ii)  Parent and RMT Partner agree that Parent shall provide its written consent with respect to issuances of capital stock of RMT Partner pursuant to an employee stock purchase agreement or equity compensation plan that are not described in Section 4.01(d)(iii) or Section 4.02(e) that Parent determines in its reasonable discretion meet the requirements of Safe Harbor VIII or IX of Treasury Regulation Section 1.355-7(d).

SECTION 4.03  Procedures Regarding Supplemental Rulings. (a) Subject to Section 4.02(d), if RMT Partner or Splitco may take certain actions conditioned upon the receipt of a Supplemental Ruling, Parent, at the request of RMT Partner or Splitco, shall use commercially reasonable efforts to expeditiously obtain, or assist RMT Partner or Splitco in obtaining, such Supplemental Ruling.  Parent shall not be required to take any action pursuant to this Section 4.03(a) if RMT Partner or Splitco fails to certify, upon request, that all Tax Representations and warranties made by RMT Partner or Splitco in any letter or certificate forming the basis of the Tax Opinions or Ruling (including any Supplemental Tax Opinion or Supplemental Ruling), relating to the Intended Tax-Free Treatment of the Proposed Transactions, are true, correct and complete.  RMT Partner and Splitco shall reimburse Parent for all reasonable out-of-pocket costs and expenses incurred by Parent in obtaining such Supplemental Ruling.  Notwithstanding the foregoing, Parent shall not be required to seek, obtain or assist RMT Partner or Splitco in obtaining a Supplemental Ruling if Parent, in its sole and absolute discretion, determines that there is a reasonable possibility that seeking or obtaining such Supplemental Ruling could have a significant adverse impact on any member of the Parent Group.

(b)  Parent shall have exclusive control over the process of obtaining any Supplemental Ruling and neither RMT Partner nor any of its Affiliates shall independently seek any guidance concerning the Proposed Transactions from any Taxing Authority, except to the extent such guidance relates to a Tax Item of RMT Partner in a Post-Distribution Period.  In connection with any Supplemental Ruling that can reasonably be expected to affect RMT Partner’s or the Splitco Group’s liabilities under this Agreement, Parent shall (i) keep RMT Partner informed of all material actions taken or proposed to be taken by Parent, (ii) reasonably in advance of the submission of any Supplemental Ruling request provide RMT Partner with a draft thereof (provided that Parent may redact from such draft any information that Parent in its good-faith judgment considers to be confidential and is not publicly available), consider RMT Partner’s comments on such draft, and provide RMT Partner with a final copy, and (iii) provide RMT Partner with notice reasonably in advance of, and permit RMT Partner to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Supplemental Ruling.

ARTICLE V

Tax Contests; Indemnification; Cooperation

SECTION 5.01  Notice.  (a) Within 15 days after a party (the “Indemnitee”) becomes aware of the existence of a Tax Contest that may give rise to an indemnification claim under this Agreement by it against the other party (the “Indemnifying Party”), the Indemnitee shall promptly notify the Indemnifying Party of the Tax Contest, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications with a Taxing Authority relating to such Tax Contest.

(b)  The Indemnifying Party shall not be responsible for any increase in amounts to which the Indemnitee is otherwise entitled to the extent that such increase results solely from the failure of the Indemnitee to provide timely notice as required pursuant to Section 5.01(a).

SECTION 5.02  Control of Tax Contests.  (a) Parent may elect to control, and to have sole discretion in handling, settling or contesting, any Tax Contest relating to (i) all Tax Returns for which Parent is responsible for preparing and filing under Section 3.01, (ii) all Transfer Taxes, (iii) all Transaction Taxes assessed against Parent by the applicable Taxing Authority and (iv) the tax treatment of the Proposed Transactions (except as provided in Section 5.02(b)(iii)) and the Non-U.S. Transfer; provided, however, that (x) Parent shall act in good faith in connection with its control of any such Tax Contests for which RMT Partner and Splitco may be required to indemnify Parent pursuant to this Agreement and keep RMT Partner and Splitco informed in a timely manner of all actions taken or proposed to be taken and timely provide RMT Partner and Splitco with copies of all correspondence and filings in connection therewith, (y) RMT Partner and Splitco shall have the right, at their own expense, to participate in (including the opportunity to review and provide reasonable comments on Parent’s communications with the Taxing Authority, which comments shall be incorporated upon the consent of Parent, not to be unreasonably withheld) and advise on (including with respect to strategy for any settlement decisions) any such Tax Contests for which RMT Partner or Splitco may be required to indemnify Parent pursuant to this Agreement and (z) with respect to any such Tax Contest for which RMT Partner or Splitco would be required to indemnify Parent pursuant to this Agreement, Parent shall not settle or concede such Tax Contest without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld;

(b)   RMT Partner and Splitco may elect to control, and to have sole discretion in handling, settling or contesting, any Tax Contest relating to (i) all Tax Returns for which RMT or Splitco is responsible for preparing and filing under Section 3.02, (ii) all Transaction Taxes assessed against RMT Partner or Splitco by the applicable Taxing Authority, (iii) the tax treatment of the Mergers, if (x) RMT Partner confirms in writing to Parent that RMT Partner is responsible for Taxes resulting from such Tax Contests pursuant to Section 2.02(b) and (y) such Tax Contest does not involve any other Tax Detriment for which Parent is required to indemnify RMT Parent and (iv) all Recoverable Taxes; provided, however, that (x) RMT Partner and Splitco shall act in good faith in connection with its control of any such Tax Contests for which Parent may be required to indemnify RMT Partner or Splitco pursuant to this Agreement and keep Parent informed in a timely manner of all actions taken or proposed to be taken and timely provide Parent with copies of all correspondence and filings in connection therewith, (y) Parent shall have the right, at its own expense, to participate in (including the opportunity to review and provide reasonable comments on RMT Partner and Splitco’s communications with the Taxing Authority, which comments shall be incorporated upon the consent of RMT Partner and Splitco, not to be unreasonably withheld) and advise on (including with respect to strategy for any settlement decisions) any such Tax Contests for which Parent may be required to indemnify RMT Partner or Splitco pursuant to this Agreement and (z) with respect to any such Tax Contest for which Parent would be required to indemnify RMT Partner or Splitco pursuant to this Agreement, RMT Partner or Splitco shall not settle or concede such Tax Contest without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld; and

(c)  Any out-of-pocket costs incurred in handling, settling or contesting a Tax Contest (other than costs that constitute an element of Transaction Taxes) shall be borne ratably by the parties based on their ultimate liability under this Agreement for the Taxes to which the Tax Contest relates.

SECTION 5.03  Indemnification Payments.  (a) An Indemnitee shall be entitled to make a claim for payment pursuant to this Agreement when the Indemnitee determines that it is entitled to such payment and the amount of such payment (including, for the avoidance of doubt, the finalization of a Return before filing).  The Indemnitee shall provide to the Indemnifying Party notice of such claim within 10 days of the date on which it first so becomes entitled to claim such payment, including a description of such claim and a detailed calculation of the amount of the indemnification payment that is claimed, provided, however, that no delay on the part of the Indemnitee in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually and materially prejudiced thereby.  Except as provided in paragraph (b), the Indemnifying Party shall make the claimed payment to the Indemnitee within 10 days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.

(b)  If the Indemnitee shall be obligated to make the payment described in paragraph (a) to a Taxing Authority or other third party (including expenses reimbursable under this Agreement), the Indemnifying Party shall not be obligated to pay the Indemnitee more than 5 days before the Indemnitee incurs such expense or makes such payment.  If the Indemnitee’s claim for payment arises from a payment that the Indemnifying Party will receive from a third party, such as a refund, the Indemnifying Party shall not be obligated to pay the Indemnitee until 5 days after the Indemnifying Party receives such payment.

SECTION 5.04  Interest on Late Payments.  Interest shall accrue with respect to any indemnification payment (including any disputed payment that is ultimately required to be made), not made within the period for payment, at [the prime rate (as published in the Wall Street Journal, Northeastern Edition) in effect on the Closing Date, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed.

SECTION 5.05  Treatment of Payments.  The amount of all indemnification obligations under this Agreement shall be net of any Tax Benefit to the Indemnitee or its Affiliates arising from the incurrence or payment of any such indemnity payments.

SECTION 5.06  Expenses.  Except as otherwise provided herein, each party shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters under this Agreement.

SECTION 5.07  Cooperation.  Parent, on the one hand, and RMT Partner and Splitco, on the other hand, shall cooperate fully with all reasonable requests from the other party in connection with the preparation and filing of Tax Returns, Tax Contests and other matters covered by this Agreement.

(a)  Such cooperation shall include:

(i)  the retention until the expiration of the applicable statute of limitations, and the provision upon reasonable request, of copies of Tax Returns and relevant portions of books and records relating to Splitco’s tax basis in the Acquired Assets;

(ii)  the execution of any document that may be necessary or reasonably helpful in connection with any Tax Contest or the filing of a Tax Return by a member of the Parent Group or the Splitco Group, obtaining a private letter ruling (except as otherwise provided in Section 4.02(d)), or other matters covered by this Agreement, including certification (provided in such form as may be required by applicable law or reasonably requested and made to the best of a party’s knowledge) of the accuracy and completeness of the information it has supplied;

(iii)  the use of the parties’ reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing, including providing copies of any relevant portions of tax books and records relating to Splitco's basis in the Acquired Assets, provided, however, that neither RMT Partner nor Splitco shall have the right to review or receive a copy the Parent Group Federal Consolidated Return; and

(iv)  the use of the parties’ reasonable best efforts to make the applicable party’s current or former directors, officers, employees, agents and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b)  If a party fails to comply with any of its obligations set forth in this Section 5.07 upon reasonable request and notice by the other party, and such failure results in the imposition of additional Taxes, the nonperforming party shall be liable in full for such additional Taxes.

SECTION 5.08  Confidentiality.  Any information or documents provided under this Agreement shall be kept confidential by the recipient-party, except as may otherwise be necessary in connection with the filing of Tax Returns or with any Tax Contest.  In addition, if Parent or Splitco determines that providing such information could be commercially detrimental, violate any law or agreement or waive any privilege, the parties shall use reasonable best efforts to permit compliance with the obligations under this Agreement in a manner that avoids any such harm or consequence.

SECTION 5.09  Retention of Tax Records.  If either Parent or Splitco intends to dispose of documentation with respect to any Pre-Distribution Period, including books, records, Tax Returns and all supporting schedules and information relating thereto (after the expiration of the applicable statute of limitations), of any member of the other Group, they shall provide written notice to the other party describing the documentation to be disposed of 30 days prior to taking such action.  The other party may arrange to take delivery of the documentation described in the notice at its own expense during the succeeding 30-day period.

ARTICLE VI
Resolution of Disputes

SECTION 6.01  TAA Disputes.  The parties shall endeavor, and shall cause their respective Affiliates to endeavor, to resolve in an amicable manner all disputes arising in connection with this Agreement.  The parties shall negotiate in good faith to resolve any TAA Dispute for not less than 45 days.  Upon written notice of either party after 45 days, the matter will be referred to a Tax Advisor acceptable to both parties.  The Tax Advisor may, in its discretion, obtain the services of any third-party necessary to assist it in resolving the dispute.  The Tax Advisor shall furnish written notice to the parties of its resolution of the dispute as soon as practicable, but in any event no later than 45 days after its acceptance of the matter for resolution.  Any such resolution by the Tax Advisor shall be binding on the parties and the parties shall take, or cause to be taken, any action necessary to implement the resolution.  All fees and expenses of the Tax Advisor shall be shared equally by the Parent Group, on the one hand, and the Splitco Group, on the other hand.  If, having determined that the dispute must be referred to a Tax Advisor, after 45 days the parties are unable to find a Tax Advisor willing to adjudicate the dispute in question and whom the parties in good faith find acceptable, then the dispute shall be submitted for arbitration to the American Arbitration Association, provided, however, that only an arbitrator that qualifies as a Tax Advisor shall be selected.

ARTICLE VII

Miscellaneous Provisions

SECTION 7.01  Notice.  Any payments, notices, requests, claims, demands and other communications under this Agreement shall be provided in accordance with the Notice provision of the RMT Transaction Agreement.  In addition, copies of all documents mentioned in the preceding sentence shall also be sent to the address and party set forth below (or at such other address as one party may specify by notice to the other party):

If to Parent:
Kraft Foods Inc.
Three Lakes Drive
Northfield, IL 60093
Attention: Marc Zeman
Facsimile: (570) 472-6134

with a copy to:

Stephen L. Gordon, Esq.
Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019
Facsimile: (212) 474-3700

If to RMT Partner:
Ralcorp Holdings, Inc.
800 Market Street, Suite 2900
St. Louis, MO 63101
Attention: Charles G. Huber, Jr.
Facsimile: (314) 552-8450

with a copy to:

Philip B. Wright, Esq.
Bryan Cave LLP
One Metropolitan Square 211 North Broadway Suite 3600 St. Louis, MO 63102
Facsimile: (314) 552-8499

Notification of a change of address shall be given by either party to the other as provided in this Section 7.01.  All such notices and communications shall be effective (i) when received, if mailed or delivered, or (ii) when confirmed by fax answerback, if faxed.

SECTION 7.02  Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force, as long as the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

SECTION 7.03  Integration; Amendments.  Except as explicitly stated herein, this Agreement embodies the entire understanding between the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such matters.  No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement.  This Agreement shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.  If, and to the extent, the provisions of this Agreement conflict with the RMT Transaction Agreement, or any other Collateral Agreement, the provisions of this Agreement shall control.

SECTION 7.04  Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  This Agreement is intended to calculate, allocate and assign certain Tax responsibilities, liabilities and benefits among the parties to this Agreement, and any situation or circumstance concerning such calculation, allocation and assignment that is not specifically contemplated hereby or provided for herein shall be determined in a manner consistent with the underlying principles of calculation, allocation and assignment in this Agreement.

SECTION 7.05  Construction.  The language of this Agreement shall be construed according to its fair meaning and shall not be strictly construed for or against any party.  Notwithstanding the foregoing, the purposes of Article IV are to ensure the Intended Tax-Free Treatment and, accordingly, the parties agree that the language thereof shall be interpreted in a manner that serves this purpose to the greatest extent possible.

SECTION 7.06  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same.

SECTION 7.07  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 7.08  Actions and Proceedings.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or the Delaware Chancery Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or the Delaware Chancery Court.  Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party.  Nothing in this Section 7.08 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

SECTION 7.09  Waiver of Jury Trial.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any dispute arising out of this Agreement.

SECTION 7.10  Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party; provided, however, that no such consent shall be required in the event of a merger or consolidation of Parent, Splitco or RMT Partner.  Subject to the preceding sentence, this Agreement shall be binding on, and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 7.11  Injunctions.  The parties acknowledge that irreparable damage would occur to Parent in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  The parties agree that Parent shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which it may be entitled at law or in equity.  Nothing in this Agreement (including Article VI) will prevent any party from seeking injunctive relief as it deems necessary or appropriate.

SECTION 7.12  Survival.  Except with respect to Sections 5.07, 5.08 and 5.09 which shall remain in effect without limitation as to time, the provisions in this Agreement shall be unconditional and absolute and shall remain in effect until the expiration of the statute of limitations for all taxable periods that end before or include December 31 of the calendar year in which the Distribution occurs and the resolution of all disputes under this Agreement that arose during such periods.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

KRAFT FOODS INC.

By:	/s/ Dexter P. Congbalay
Name:	Dexter P. Congbalay
Title:	Authorized Officer

[Signature Page to Tax Allocation Agreement]

CABLE HOLDCO, INC.

By:	/s/ Talita Ramos
Name:	Talita Ramos
Title:	Assistant Secretary

[Signature Page to Tax Allocation Agreement]

RALCORP HOLDINGS, INC.

By:	/s/ S. Monette
Name:	S. Monette
Title:	Corporate Vice President and Treasurer

[Signature Page to Tax Allocation Agreement]